Contact:	Jerome J. Gassen
President and Chief Executive Officer
(765) 529-2230

AMERIANA BANCORP REPORTS NET INCOME OF $128,000 OR $0.04 PER SHARE
FOR THE FOURTH QUARTER OF 2009

NEW CASTLE, Ind. (February 8, 2010) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced results for the fourth quarter and year ended December 31, 2009.  The Company's profit for the fourth quarter continued a positive earnings trend in the second half of the year.

For the fourth quarter, Ameriana reported net income of $128,000 or $0.04 per basic and diluted share, compared with a net loss of $418,000 or $0.14 per basic and diluted share for the fourth quarter of 2008.  For the year ended December 31, 2009, Ameriana's net loss was $264,000 or $0.09 per basic and diluted share, compared with net income of $741,000 or $0.25 per basic and diluted share in the same period last year.

Ameriana's earnings for the fourth quarter of 2009 primarily reflected the benefit of gains on sales of securities and higher net interest income, which reflected a continued improvement in net interest margin.  These increases helped offset a higher provision for loan losses for the quarter, additional write-downs of other real estate owned ("OREO"), and a significant increase in FDIC insurance.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "As expected, 2009 was a tough year for banking, marked by an increase in credit costs and reduced lending activity – both symptoms of the severe recession that began in late 2008.  Considering these challenges, we are pleased with Ameriana's fundamental performance over the past year as we maintained a reasonably stable loan portfolio in 2009, and as we returned to profitability in the second half because of the strength of improved margins along with strategic sales of investment securities.

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2118 Bundy Avenue
PO Box H
New Castle, IN 47362-1048
765.529.2230
Fax 765.521.7628
www.ameriana.com

ASBI Reports Fourth Quarter and Year-End 2009 Results

February 8, 2010

"These achievements were especially notable considering the adverse operating environment of the past year," Gassen continued.  "Borrowers became more cautious, which reduced their appetite for new loans, and we intentionally deleveraged our balance sheet and committed more time to managing the commercial real estate portion of our portfolio in light of these current difficult market conditions.  Also, we continued to absorb the start-up costs related to our ongoing expansion into the Indianapolis area, an effort that already is contributing to loan and deposit growth and enabling us to gain additional visibility in this market in order to build market share.  As a result of these efforts, we ended the year with strong capital ratios, and while the timing and strength of an economic recovery remains uncertain, Ameriana continues to be positioned well for growth when the rebound begins."

Gassen noted, "Ameriana Bank maintained a strong capital position throughout 2009,  without the need for government assistance, ending the year with a tier 1 leverage ratio of 8.27% and a total risk-based capital ratio of 12.51%, both well above the levels required under regulatory guidelines to be considered 'well capitalized.'"

Ameriana Bancorp's net interest income increased in the fourth quarter of 2009, reflecting the Company's efforts to reduce its funding costs as well as its greater emphasis on commercial lending.  For the fourth quarter of 2009, Ameriana's net interest margin on a fully tax-equivalent basis increased to 3.34% or 22 basis points ahead of the third quarter of 2009 and 30 basis points higher than the fourth quarter of 2008, continuing a positive trend that began in the third quarter of 2009.  This improvement primarily reflected the positive impact of a proportionate increase in the loan portfolio of higher-yielding commercial loans and an overall reduction in the portfolio from the third quarter of 2009, as part of the Company's efforts to deleverage its balance sheet.  The higher net interest margin also was due to Ameriana's increased focus on core deposits, allowing non-core deposits, less stable public funds deposits and promotional certificates of deposit to run off.  For the year ended December 31, 2009, Ameriana Bancorp's net interest margin on a fully tax-equivalent basis was 3.07% versus 3.08% for the year-earlier period.

The continuation of a weak economy, marked by stubbornly high unemployment levels and declining home prices, both of which have created greater pressures on borrowers, continued to result in higher credit costs for Ameriana.  The Bank's non-performing loans, OREO and repossessed assets increased to $14.6 million at December 31, 2009, from $13.9 million at September 30, 2009, and $10.4 million as of December 31, 2008.  The Company remains diligent in its collection activities by working with borrowers where possible for reasonable solutions, but the ongoing decline in asset values often makes a favorable resolution of problem loans impossible.

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ASBI Reports Fourth Quarter and Year-End 2009 Results

February 8, 2010

As part of its efforts to manage credit issues and boost the Company's allowance for loan losses in the face of higher net charge-offs, Ameriana increased its provision for loan losses in the fourth quarter of 2009 to $907,000 from $320,000 in the third quarter of 2009 and $453,000 in the year-earlier quarter.  The Company's allowance for loan losses reached $4.0 million or 1.23% of total loans at December 31, 2009, up from $3.9 million or 1.16% of total loans at September 30, 2009, and $3.0 million or 0.92% of total loans at December 31, 2008.

For the fourth quarter and year ended December 31, 2009, the Company recorded an income tax benefit of $78,000 and $810,000, respectively, reflecting the effect of a significant amount of tax-exempt income from bank-owned life insurance (BOLI) and from municipal securities and loans, and in the case of the full year 2009, the impact of a higher pre-tax loss.  In 2008, the Company recorded an income tax benefit of $434,000 and $781,000, respectively.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC), and Ameriana Investment Management.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2008, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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ASBI Reports Fourth Quarter and Year-End 2009 Results

February 8, 2010

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Interest income	$5,283	$5,939	$22,341	$23,581
Interest expense	1,995	2,891	9,652	11,788
Net interest income	3,288	3,048	12,689	11,793
Provision for loan losses	907	453	2,180	1,250
Net interest income after provision for loan losses	2,381	2,595	10,509	10,543
Other income	1,975	612	5,536	3,801
Other expense	4,306	4,059	17,119	14,384
Income (loss) before income taxes	50	(852)	(1,074)	(40)
Income tax benefit	78	434	810	781
Net income (loss)	$128	$(418)	$(264)	$741

Earnings (loss) per share:
Basic	$0.04	$(0.14)	$(0.09)	$0.25
Diluted	$0.04	$(0.14)	$(0.09)	$0.25

Weighted average shares outstanding:
Basic	2,989	2,989	2,989	2,989
Diluted	2,989	2,989	2,989	2,989

Dividends declared per share	$0.01	$0.04	$0.10	$0.16

		Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008
Total assets		$441,563	$456,613	$463,502
Cash and cash equivalents		19,588	10,424	8,449
Investment securities available for sale		35,842	54,059	75,371
Loans receivable		325,549	333,467	325,526
Allowance for loan losses		4,005	3,870	2,991
Loans, net		321,544	329,597	322,535
Allowance for loan losses as a percentage of loans receivable		1.23%	1.16%	0.92%
Non-performing loans		$9,052	$8,283	$6,219
Allowance for loan losses as a percentage of non-performing loans		44.2%	46.7%	48.1%
Deposits:
Non-interest-bearing		$29,531	$27,396	$22,070
Interest-bearing		308,850	318,869	302,336
		338,381	346,265	324,406

Borrowed funds		$64,185	$68,435	$97,735
Shareholders' equity		32,575	33,330	33,776
Book value per share		10.90	11.15	11.30

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